Exhibit 99.1

XCEL BRANDS, INC. Receives NASDAQ notice regarding delinquent Form 10-K and Form 10-Q filing

NEW YORK, May 28, 2025 (GLOBE NEWSWIRE) -- Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), today announced that on May 22, 2025, it received a delinquency notification letter from the Nasdaq Stock Market LLC ("Nasdaq") indicating that since Nasdaq has not received the Company’s Form 10-Q for the period ended March 31, 2025 indicating that, and because the Company remains delinquent in filing its Form 10-K for the year ended December 31, 2024, does not comply with Nasdaq’s Listing Rules for internal listing. The Nasdaq notice has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Capital Market.

Nasdaq has informed the Company that in accordance with its April 29, 2025 letter to the Company that the Company has until June 30, 2025 to submit a plan (the "Plan") to regain compliance with respect to the delinquent reports and that any exception to allow the Company to regain compliance, if granted, will be limited to October 13, 2025. The Company  filed the delinquent Form 10-K on May 28, 2025 and intends to file the delinquent  Form 10-Q as soon as practicable and, in any event, on or prior to June 30, 2025 and thereby regain compliance with the Nasdaq continued listing requirements and eliminate the need for the Company to submit a Plan.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ: XELB) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as social commerce. Xcel owns the Halston, Judith Ripka, and C. Wonder brands, as well as the Tower Hill by Christie Brinkley co-branded collaboration, and holds noncontrolling interests in the Isaac Mizrahi brand and Orme Live. Xcel also owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing LLC. Xcel is pioneering a true modern consumer products sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retail, and e-commerce channels to be everywhere its customers shop. The company’s brands have generated in excess of $5 billion in retail sales via livestreaming in interactive television and digital channels alone, and over 20,000 hours of live-stream and social commerce. Headquartered in New York City, Xcel Brands is led by an executive team with significant live streaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. www.xcelbrands.com

For further information please contact:

Seth Burroughs
Marketing and Public Relations, Xcel Band, Inc..
347 532 5894
sburroughs@xcelbrands.com